UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 4, 2004

SLS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-43770	52-2258371
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3119 South Scenic, Springfield, Missouri  65807

(Address of Principal Executive Office) (Zip Code)

417/883-4549

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

(a)

On December 8, 2004, SLS International, Inc. and W. Curtis Hargis Co. entered into a Consulting Services Agreement. Pursuant to the agreement, SLS International has engaged W. Curtis Hargis Co. to arrange meetings with certain retail businesses to discuss a possible agreement to sell Client’s products and assist with presentations to be made at any such meetings, and SLS has agreed to pay a 2% cash commission of the net sales realized plus options upon signing a contract with such retail business and additional options upon sales to such retail business. The foregoing summary description of the agreement is qualified in its entirety by reference to the terms of the agreement, which is filed as an exhibit hereto.

(b)

On December 4, 2004, SLS International, Inc. and Bull Creek Ranch LLC entered into a Lease Agreement. Pursuant to the agreement, SLS International agreed to lease approximately 150,000 square feet of property in Ozark, Missouri through February 28, 2010 at a base rent of $18,750 per month for the first twelve months and $28,125 thereafter, with adjustments and additional charges set forth in the agreement. The agreement also provides SLS International with an option to purchase the property for $3,500,000, increasing by 5% for each year after the first year of the lease term. SLS International intends to complete a move to this new location in approximately six months. The foregoing summary description of the agreement is qualified in its entirety by reference to the terms of the agreement, which is filed as an exhibit hereto.

John Gott, the President, Chief Executive Officer and a Director of SLS International, Inc., is a Manager and a Member owning a 50% interest in Bull Creek Ranch LLC. As a result, Mr. Gott has a material interest in the Lease Agreement.

Item 9.01

Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.	Description

10.1	Consulting Services Agreement, dated December 8, 2004, between SLS International, Inc. and W. Curtis Hargis Co.
10.2	Lease Agreement, dated December 4, 2004, between Bull Creek Ranch LLC and SLS International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SLS INTERNATIONAL, INC.

Date: December 16, 2004	By:	/s/ JOHN M. GOTT
John M. Gott President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Consulting Services Agreement, dated December 8, 2004, between SLS International, Inc. and W. Curtis Hargis Co.
10.2	Lease Agreement, dated December 4, 2004, between Bull Creek Ranch LLC and SLS International, Inc.